Exhibit 10.10.4

August 3, 2015

Michael Sheridan

Re: Offer of Employment

Dear Michael:

I am pleased to offer you a position with DocuSign, Inc. (the “Company”) as Chief Financial Officer, based in our San Francisco office, reporting to me, commencing on or before August 1, 2015. You will receive a bi-weekly salary of $12,365.38 ($321,500 annualized) which will be paid in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for a target variable compensation equal to 40% of your salary (“Target Bonus”), based on performance against goals established by the Board of Directors of the Company, or a committee appointed by the Board.

Subject to approval of the Board of Directors of the Company, or a committee appointed by the Board, you will be eligible to receive the following equity awards: (1) a stock option to purchase up to 826,187 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of grant (the “Option”), and (2) an award of restricted stock units (“RSUs”) representing the right to acquire 826,187 shares of the Company’s Common Stock. Such Option and RSUs will be subject to the terms and conditions of (a) the Company’s equity incentive program in effect at the time of grant (the “Plan”) and (b) a Stock Option Agreement and an RSU Agreement, as applicable, each in the form approved by the Board or a committee of the Board. The Option will be subject to service-based vesting requirements set forth in the Stock Option Agreement. The RSUs will be subject to service-based requirements and a liquidity event requirement as set forth in the RSU Agreement. For a general summary of the vesting terms, please see Attachment A hereto. The Option will be granted as an “incentive stock option” to the extent permissible under applicable law.

You will be eligible to participate in the Successful Transaction program which is designed to drive company-wide alignment around customer adoption. Upon achievement of our Company’s annual goal, all regular, full-time employees with be rewarded for our success. The customer adoption metric is based on the number of successfully completed transactions through DocuSign. This program provides a stock option award covering 111 shares of the Company’s Common Stock to regular, full-time employees who join the Company before October 1, 2015. The stock options for this one-time equity program will be granted following your date of hire and, subject to your continued service with the Company, 100% of these stock options will vest upon achievement of the company-wide metric.

As a Company employee, you will also be eligible to receive certain employee benefits including PTO, healthcare, dental coverage, and a 401(k) plan. You should note that the Company may modify salaries and benefits from time to time as it deems necessary. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.

221 Main St. Suite 1000 | San Francisco, CA 94105 | toll free (877) 720-2040 | www.docusign.com

/s/ Michael Sheridan

Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. However, in the event the Company terminates your employment without Cause (as “Cause” is defined in Attachment B), you will be eligible for severance benefits in accordance with Attachment B hereto. In the event of a Change in Control (as defined in Attachment B), you will be eligible for enhanced Change in Control severance benefits in accordance with Attachment B.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand and will abide by the company’s Code of Conduct which you will receive on your first day of employment. You will be expected to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our working relationship, you and the Company agree that all such disputes shall be resolved by binding arbitration.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below by Monday, August 3, 2015. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at DocuSign, Inc.

Sincerely,

DOCUSIGN INC.

/s/ Keith Krach
Keith Krach
Chairman and CEO

ACCEPTED AND AGREED:

221 Main St. Suite 1000 | San Francisco, CA 94105 | toll free (877) 720-2040 | www.docusign.com

/s/ Michael Sheridan

ACCEPTED AND AGREED:

Aug-3-2015

Date Michael Sheridan

Name Signed by:

/s/ Michael Sheridan
Signature

221 Main St. Suite 1000 | San Francisco, CA 94105 | toll free (877) 720-2040 | www.docusign.com

Attachment A

Equity Vesting Terms

Stock Options

As provided in more detail in the Option Agreement, generally, the Option shall vest and become exercisable as follows: twenty-five percent (25%) of the shares subject to the Option shall vest on the one (1) year anniversary of the vesting commencement date, and thereafter one forty-eighth (1/48th) of the shares subject to the Option shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), subject to your continued employment or service with the Company on each such date. In all cases, the Option will be subject to the terms and conditions of the Plan and the applicable Option Agreement.

RSUs

As provided in more detail in the RSU Agreement, your RSUs will become “Vested RSUs” subject to the satisfaction of the following two conditions: (1) the service-based requirement and (2) the occurrence of the Liquidity Event Requirement (defined below) within six-and-one-half years after the grant date of the RSUs (the “Expiration Date”).

Generally, 25% of the total number RSUs awarded will have the service-based requirement satisfied on the 12-month anniversary of the vesting commencement date, and thereafter 1/16th of the total number of RSUs awarded will have the service-based requirement satisfied in a series of 12 successive equal quarterly installments following the first anniversary of the vesting commencement date until the service-based requirement is fully satisfied on the fourth anniversary of the vesting commencement date, subject to your continued employment or service with the Company on each such date.

The “Liquidity Event Requirement” will be satisfied on the first to occur of: (a) a Change in Control (as defined in the Plan), and (b) the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, for the sale of the Company’s Common Stock (i.e., an IPO) (each a “Liquidity Event”). Upon the occurrence of a Liquidity Event during your employment, you will vest in and the Company will issue to you the number of shares of Common Stock that would have otherwise vested under the service-based vesting schedule at the settlement date provided in the RSU Agreement. In the case of an IPO, the balance of the RSUs shall continue to vest thereafter in accordance with the service-based vesting schedule and Vested RSUs will settle at the settlement dates provided in the RSU Agreement. If your employment with the Company terminates before a Liquidity Event has occurred, you will be issued shares of Common Stock for any Vested RSUs for which the service-based vesting requirement was satisfied prior to your departure on the settlement date provided in the RSU Agreement, subject to the occurrence of the Liquidity Event prior to the Expiration Date. In all cases, the RSUs will be subject to the terms and conditions of the Plan and the applicable RSU Agreement.

221 Main St. Suite 1000 | San Francisco, CA 94105 | toll free (877) 720-2040 | www.docusign.com

/s/ Michael Sheridan

Attachment B

Severance Terms

Severance (Initial 24 Months)

If the Company terminates your employment without Cause (as defined below) on or before the twenty-four (24) month anniversary of your start date and you are not entitled to Change in Control Benefits (as defined below), you will be eligible to receive the following severance benefits:

☐	a lump-sum cash payment equal to the sum of (a) twelve (12) months of your then-current base salary and (b) one hundred percent (100%) of your then-current annual Target Bonus amount (the “Initial Period Severance Payment”);

☐	accelerated vesting of twelve forty-eighths (12/48) of your then-unvested Option shares and twelve forty-eighths (12/48) of your then-unvested RSUs; and

☐	subject to your timely election under COBRA, payment of your COBRA premiums until the earlier of (i) the twelve (12) month anniversary of your date of termination or (ii) the date you become eligible for group health coverage through another employer; provided that the Company may reduce or cease these COBRA payments if it determines that it may be subject to a tax or penalty (including pursuant to Section 4980D of the Internal Revenue Code (“Code”)) as a result of providing such payments) (the “Initial COBRA Period”).

Severance (After 24 Months)

If the Company terminates your employment without Cause at any time following the twenty-four (24) month anniversary of your start date and you are not entitled to Change in Control Benefits (as defined below), you will be eligible to receive the following severance benefits:

☐	a lump-sum cash payment equal to the sum of (a) six (6) months of your then-current base salary and (b) fifty percent (50%) of your then-current annual Target Bonus amount (the “Standard Severance Payment”);

☐	accelerated vesting of six forty-eighths (6/48) of your then-unvested Option shares and six forty-eighths (6/48) of your then-unvested RSUs; and

☐	subject to your timely election under COBRA, payment of your COBRA premiums until the earlier of (i) the six (6) month anniversary of your date of termination or (ii) the date you become eligible for group health coverage through another employer; provided that the Company may reduce or cease these COBRA payments if it determines that it may be subject to a tax or penalty (including pursuant to Section 4980D of the Code as a result of providing such payments (the “Standard COBRA Period”).

Change in Control

In the event a Change in Control (as defined below) occurs with respect to the Company, then (a) if you remain a full-time employee of the Company for one (1) year following such Change in Control, on the one (1) year anniversary of such Change in Control all of your then-unvested Option shares and then-unvested RSUs shall be deemed vested as of that date; (b) if your employment by the Company is terminated by the Company without

221 Main St. Suite 1000 | San Francisco, CA 94105 | toll free (877) 720-2040 | www.docusign.com

/s/ Michael Sheridan

Cause (as defined below) in the six (6) months prior to* or twelve (12) months following such Change in Control, you will be eligible for the Change in Control Benefits (as defined below); or (c) you choose to resign from your employment for any reason within twelve (12) months following the Change in Control, then you will be eligible to receive the following enhanced severance benefits (the “Change in Control Benefits”):

☐	a lump-sum cash severance payment equal to (a) the Initial Period Severance Payment, if the qualifying termination occurs on or prior to the twenty-four (24) month anniversary of your start date or (b) the Standard Severance Payment, if the qualifying termination occurs following the twenty-four (24) month anniversary of your start date;

☐	accelerated vesting of 100% of your then-unvested Option shares and 100% of your then-unvested RSUs as described in the Option Agreement and RSU Agreement, respectively; and

☐	subject to your timely election under COBRA, payment of your COBRA premiums for (a) the Initial COBRA Period, if the qualifying termination occurs on or prior to the twenty-four (24) month anniversary of your start date or (b) the Standard COBRA Period, if the qualifying termination occurs following the twenty-four (24) month anniversary of your start date.

*In order to accommodate this potential accelerated vesting, if the Company terminates your employment without Cause in the six (6) months prior to a Change in Control, each of your outstanding Options shall have a six-month post-termination exercise period and the Options shall not terminate with respect to shares that have not vested as of your termination date until the end of such six-month period.

Definitions

For purposes of this Attachment B, “Cause” shall have the meaning set forth in the Company’s Vesting Acceleration Program for Senior Executives (the “CIC Plan”) and “Change in Control” shall have the meaning set forth in the Plan.

Conditions for Receipt of Severance

Your eligibility for any severance payments and benefits is conditioned upon your execution of a release of claims in a form provided by the Company (the “Release”) within forty-five (45) days following your termination date and non-revocation of the Release during any applicable statutory revocation period. If you comply with these conditions, the applicable lump-sum cash severance payment will be paid on the sixtieth (60th) day following your termination date, subject to compliance with Section 409A of the Code as set forth below.

No Duplication of Benefits

This Attachment B contains our entire agreement about your eligibility for severance and change in control benefits. Except as provided in this letter, you will not be entitled to severance or change in control benefits.

Section 409A

All amounts paid under this letter, including this Attachment B, shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you. Notwithstanding any other provision of this letter whatsoever, the Company, in its sole discretion, shall have the

221 Main St. Suite 1000 | San Francisco, CA 94105 | toll free (877) 720-2040 | www.docusign.com

/s/ Michael Sheridan

right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of publicly-traded companies); in such event, any such amount to which you would otherwise be entitled during the six (6) month period immediately following your termination of employment with the Company will be paid in a lump sum on the date six (6) months and one (1) day following the date of your termination of employment with the Company (or the next business day if such date is not a business day), provided that you have complied with the requirements for such payment. You shall be treated as having a termination of employment under this Agreement only if such termination meets the requirements of a “separation from service” as that term is defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Regs. Section 1.409A-1(h), and as amplified by any other official guidance. This letter agreement is intended to comply with the provisions of Code Section 409A; provided, however, that the Company makes no representation that the amounts payable under this letter will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to amounts payable under this letter or to mitigate its effects on any deferrals or payments made under this letter.

221 Main St. Suite 1000 | San Francisco, CA 94105 | toll free (877) 720-2040 | www.docusign.com

/s/ Michael Sheridan